Exhibit 99.1

Press Release	U-STORE-IT TRUST (NYSE - YSI)

C.E. Andrews Elected to U-Store-It Trust’s Board of Trustees

Wayne, PA — (MARKET WIRE) — 12/16/08 — U-Store-It Trust (NYSE: YSI) today announced that C.E. Andrews has been elected to the Company’s Board of Trustees effective December 11, 2008.  He is expected to stand for re-election at the May, 2009 shareholders meeting, when his current term of office expires.

William M. Diefenderfer III, U-Store-It’s Chairman of the Board said, “We are pleased to have C.E. join our Board. C.E. as an independent director will assist the Board and management by providing us with his insight and expertise in financial, accounting and operational matters.”

Mr. Andrews was a senior executive at SLM, Corp (“Sallie Mae”) from February 2003 through September 2008. During his 5 year career at Sallie Mae, Mr. Andrews served as Executive Vice President, Accounting and Risk Management, Executive Vice President and Chief Financial Officer, President, and Chief Executive Officer. From 1974 through 2003 Mr. Andrews was with the public accounting firm Arthur Andersen. From 2002 to 2003 he was Managing Partner- Worldwide Audit and Business Advisory Practice.

“C.E. brings valuable skills to our Board. He will be a great addition, and I am delighted to welcome him to U-Store-It Trust,” said Dean Jernigan, U-Store-It’s Chief Executive Officer.

Mr. Andrews resides in Vienna, Virginia. He is a graduate of Virginia Tech where he serves on the Advisory Board of the Pamplin College of Business. He is a member of the Board of Directors of NVR, Inc. and Six Flags, Inc., where he is also the Chair of the Audit Committee.  He also serves as Chairman of the Board of Directors of Junior Achievement of the National Capital Area.

About U-Store-It Trust

U-Store-It Trust is a self-administered and self-managed real estate investment trust focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the 2008 Self-Storage Almanac, U-Store-It Trust is one of the top four owners and operators of self-storage facilities in the United States.

Contact:

U-Store-It Trust

Timothy Martin

Chief Financial Officer

(610) 293-5700